Exhibit 99.1

                NetManage Marketing Executive Changes

    CUPERTINO, Calif.--(BUSINESS WIRE)--Aug. 4, 2004--NetManage, Inc. (Nasdaq:NETM) experts in host access and integration solutions, today announced that Carol Montgomery-Adams, vice president of marketing, has left the company to pursue other opportunities effective August 2, 2004. Zvi Alon, chairman, CEO and president, has temporarily assumed leadership of the Corporate Marketing team.
    According to Alon, the company has begun a search for a new vice president of marketing.

    About NetManage

    NetManage, Inc. (Nasdaq:NETM) believes that mainframe systems are core business assets, not legacy technologies. The Host Services Platform provides a full range of solutions that Line of Business and IT Managers need when designing and implementing host-based business initiatives. By extending mainframe data and logic, NetManage delivers new efficiencies and returns in a Web-based business world. Founded in 1990, the Company has more than 10,000 customers including 480 of the Fortune 500. NetManage is headquartered in Cupertino, California and has offices worldwide. For more information, visit www.netmanage.com

    (C) 2004 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

    NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

    This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in the eBusiness market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company's products could grow more slowly than the Company or market analysts believe, that the Company will be unable to position itself to take advantage of growth in the eBusiness market, or that the Company will not be able to take advantage of growth in the Company's target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company's competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.


    CONTACT: NetManage, Inc.
             Kristen Timmers, 408-342-7626
             kristen.timmers@netmanage.com
              or
             Rosswood Communications
             Ron Schmidt, 408-371-2801
             ron@rosswood-inc.com